Filed pursuant to Rule 424(b)(3)

 Registration No. 333-201334

PROSPECTUS SUPPLEMENT NO. 3

(to prospectus dated August 4, 2016)

Aethlon Medical, Inc.

275,000 Shares of Common Stock

This prospectus supplement relates to the prospectus dated August 4, 2016 relating to the following common stock that may be sold from time to time by the selling stockholders identified in the prospectus:

•	264,000 shares of common stock underlying common stock purchase warrants at an exercise price of $5.00 per share; and

•	11,000 shares of common stock underlying common stock purchase warrants at an exercise price of $15.00 per share.

This prospectus supplement relates to an existing registration of securities under Registration Statement File No. 333-201334, originally filed on December 31, 2014, and does not cover securities beyond those covered by the existing Registration Statement. There are no additional securities being offered under this prospectus supplement – this is merely a document required under the securities laws to update information previously filed in the original prospectus and prior prospectus supplements thereto.

All of the common stock covered by the prospectus is being sold by the selling stockholders for their own account. We will not receive any proceeds from the sale of these shares other than proceeds, if any, from the exercise of warrants to purchase shares of our common stock. If all of the warrants are exercised for cash, we will receive a total of $1,485,000 in gross proceeds, which we expect to use for general corporate purposes. We cannot assure you that any warrants will be exercised for cash. The selling stockholders may offer and sell the shares covered by the prospectus at prevailing prices quoted on the Nasdaq Capital Market or at privately negotiated prices. The selling stockholders may sell the shares directly or through underwriters, brokers or dealers. The selling stockholders will bear any applicable sales commissions, transfer taxes and similar expenses. We will pay all other expenses incident to the registration of the shares. See “Plan of Distribution” on page 23 of the prospectus for more information on this topic.

We are filing this prospectus supplement to supplement and amend the information previously included in the prospectus, as amended by Prospectus Supplement Nos. 1 and 2 with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 10, 2017. Accordingly, we have attached our Quarterly Report on Form 10-Q to this prospectus supplement. You should read this prospectus supplement together with the prospectus and any prior prospectus supplements thereto, which is to be delivered with this prospectus supplement.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AEMD.” On February 10, 2017, the last reported sale price of our common stock on the Nasdaq Capital Market was $3.76 per share.

Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of the prospectus beginning at page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 13, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____to_____

COMMISSION FILE NUMBER 001-37487

AETHLON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

NEVADA	13-3632859
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9635 GRANITE RIDGE DRIVE, SUITE 100, SAN DIEGO, CA 92123

(Address of principal executive offices)    (Zip Code)

(858) 459-7800

(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   YES   ☒    NO   ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (ss.232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).   YES ☒    NO  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   YES   ☐    NO   ☒

As of February 10, 2017, the registrant had outstanding 7,961,923 shares of common stock, $.001 par value.

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PART I. FINANCIAL INFORMATION

ITEM 1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AETHLON MEDICAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2016	March 31, 2016
	(Unaudited)
ASSETS
Current assets
Cash	$628,615	$2,123,737
Accounts receivable	–	199,471
Prepaid expenses and other current assets	32,440	53,294
Total current assets	661,055	2,376,502

Property and equipment, net	19,508	36,038
Patents and patents pending, net	87,287	94,161
Deposits	21,747	22,415
Total assets	$789,597	$2,529,116

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$292,208	$244,804
Due to related parties	58,362	145,112
Other current liabilities	23,546	136,695
Total current liabilities	374,116	526,611

Convertible notes payable, net	414,398	500,139

Total liabilities	788,514	1,026,750

Commitments and Contingencies (Note 13)

Equity
Aethlon Medical, Inc. Stockholders’ Equity
Common stock, par value $0.001 per share; 30,000,000 shares authorized as of December 31, 2016 and March 31, 2016; 7,783,815 and 7,622,393 shares issued and outstanding as of December 31, 2016 and March 31, 2016, respectively	7,783	7,621
Additional paid-in capital	92,159,118	88,047,142
Accumulated deficit	(92,092,376)	(86,502,043)
Total Aethlon Medical, Inc. stockholders’ equity before noncontrolling interests	74,525	1,552,720

Noncontrolling interests	(73,442)	(50,354)

Total equity	1,083	1,502,366

Total liabilities and equity	$789,597	$2,529,116

See accompanying notes.

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AETHLON MEDICAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Month Periods Ended December 31, 2016 and 2015

(Unaudited)

	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015	Nine Months Ended December 31, 2016	Nine Months Ended December 31, 2015

REVENUES

Government contract revenue	$–	$301,033	$392,073	$681,907

OPERATING EXPENSES

Professional fees	416,866	387,820	1,495,597	1,315,253
Payroll and related expenses	635,698	614,731	2,793,888	1,670,809
General and administrative	182,982	382,612	696,662	994,305
Total operating expenses	1,235,546	1,385,163	4,986,147	3,980,367
OPERATING LOSS	(1,235,546)	(1,084,130)	(4,594,074)	(3,298,460)

OTHER (INCOME) EXPENSE
Interest and other debt expenses	36,565	148,904	115,308	402,837
(Gain)/loss on debt extinguishment	(58,691)	–	558,198	–
Warrant repricing expense	–	–	345,841	–
Total other (income)/expense	(22,126)	148,904	1,019,347	402,837

NET LOSS BEFORE NONCONTROLLING INTERESTS	(1,213,420)	(1,233,034)	(5,613,421)	(3,701,297)

LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(7,689)	(15,866)	(23,088)	(76,489)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,205,731)	$(1,217,168)	$(5,590,333)	$(3,624,808)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.15)	$(0.16)	$(0.72)	$(0.50)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	7,927,031	7,616,619	7,768,682	7,318,019

See accompanying notes.

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AETHLON MEDICAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended December 31, 2016 and 2015

(Unaudited)

	Nine Months Ended December 31, 2016	Nine Months Ended December 31, 2015
Cash flows from operating activities:
Net loss	$(5,613,421)	$(3,701,297)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,365	28,587
Stock based compensation	1,880,150	152,133
Warrant repricing expense	345,841	–
Loss on debt extinguishment	558,198	–
Amortization of debt discount and deferred financing costs	65,637	360,636
Changes in operating assets and liabilities:
Accounts receivable	199,471	191,673
Prepaid expenses and other current assets	21,522	(109,149)
Accounts payable and other current liabilities	51,053	(133,730)
Due to related parties	(86,750)	9,000
Net cash used in operating activities	(2,551,934)	(3,202,147)

Cash flows from investing activities:
Purchases of property and equipment	(2,961)	(9,307)
Net cash used in investing activities	(2,961)	(9,307)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net	554,306	5,606,755
Proceeds from the issuance of convertible notes payable, net	577,460	–
Cash paid for repurchase of restricted stock units	(71,993)	–
Net cash provided by financing activities	1,059,773	5,606,755

Net (decrease) increase in cash	(1,495,122)	2,395,301

Cash at beginning of period	2,123,737	855,596

Cash at end of period	$628,615	$3,250,897

Supplemental disclosures of non-cash investing and financing activities:

Convertible note payable and accrued interest converted to common stock	$61,766	$–

Debt discount on convertible notes payable	$863,868	$–

Issuance of shares under vested restricted stock units	$33	$–

Reclassification of accrued interest to convertible notes payable	$85,031	$–

Cashless exercise of warrants	$3	$5

See accompanying notes.

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AETHLON MEDICAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2016

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

ORGANIZATION

Aethlon Medical, Inc. and subsidiary ("Aethlon", the "Company", "we" or "us") is a medical device company focused on creating innovative devices that address unmet medical needs in cancer, infectious disease and other life-threatening conditions. At the core of our developments is the Aethlon ADAPT™ (Adaptive Dialysis-Like Affinity Platform Technology) system, a medical device platform that converges single or multiple affinity drug agents with advanced plasma membrane technology to create therapeutic filtration devices that selectively remove harmful particles from the entire circulatory system without loss of essential blood components. On June 25, 2013, the United States Food and Drug Administration (FDA) approved an Investigational Device Exemption (IDE) that allows us to initiate human feasibility studies of the Aethlon Hemopurifier® in the U.S. Under the feasibility study protocol, we are in the process of enrolling and treating ten end-stage renal disease patients who are infected with the Hepatitis C virus (HCV) to demonstrate the safety of Hemopurifier therapy. Successful completion of this study will allow us the opportunity to initiate pivotal studies that are required for market clearance to treat HCV and other disease conditions in the U.S.

The regulatory agencies of certain foreign countries where we intend to sell this device will also require successful outcomes of human trials. Some of our patents may expire before we obtain FDA approval or approval in a foreign country, if any. However, we believe that certain patent applications and/or other patents issued more recently will help protect the proprietary nature of the Hemopurifier(R) treatment technology.

In October 2013, our majority owned subsidiary, Exosome Sciences, Inc. (“ESI”), commenced operations with a focus on advancing exosome-based strategies to diagnose and monitor the progression of cancer, infectious disease and other life-threatening conditions.

ESI is accounted for as a non-controlling interest as the Company has an 80% ownership interest in the subsidiary. Earnings or losses attributable to other stockholders of a consolidated affiliated company are classified separately as "noncontrolling interest" in the Company's consolidated statements of operations. Net loss attributable to noncontrolling interest reflects only its share of the after-tax earnings or losses of an affiliated company. Income taxes attributable to noncontrolling interest are determined using the applicable statutory tax rates in the jurisdictions where such operations are conducted. The Company's consolidated balance sheets reflect noncontrolling interests within the equity section of the consolidated balance sheets.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AEMD.”

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

During the nine months ended December 31, 2016, there have been no changes to our significant accounting policies as described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and with the instructions to Form 10-Q and Article 8 of the Securities and Exchange Commission (SEC) Regulation S-X. Accordingly, they should be read in conjunction with the audited financial statements and notes thereto for the year ended March 31, 2016, included in the Company's Annual Report on Form 10-K filed with the SEC on June 29, 2016. The accompanying unaudited condensed consolidated financial statements include the accounts of Aethlon Medical, Inc. and its majority-owned subsidiary. All significant inter-company transactions and balances have been eliminated in consolidation. The unaudited condensed consolidated financial statements contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly the condensed consolidated balance sheet of the Company at December 31, 2016, the condensed consolidated statements of operations for the three and nine months ended December 31, 2016, and the condensed consolidated statement of cash flows for the nine months ended December 31, 2016. Estimates were made relating to useful lives of fixed assets, valuation allowances, the fair value of warrants, impairment of assets, share-based compensation expense and accruals for clinical trial and research and development expenses. Actual results could differ materially from those estimates. Certain amounts previously reported in the financial statements have been reclassified to conform to the current presentation. Such reclassifications did not affect net loss, equity or cash flows. The accompanying condensed consolidated balance sheet at March 31, 2016 has been derived from the audited consolidated balance sheet at March 31, 2016, contained in the above referenced 10-K. The results of operations for the three and nine months ended December 31, 2016 are not necessarily indicative of the results to be expected for the full year or any future interim periods.

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On April 14, 2015, we completed a 1-for-50 reverse stock split. Accordingly, authorized common stock was reduced from 500,000,000 shares to 10,000,000 shares, and each 50 shares of outstanding common stock held by stockholders were combined into one share of common stock. The accompanying condensed consolidated financial statements and these notes have been retroactively revised to reflect such reverse stock split as if it had occurred on April 1, 2015. All share and per share amounts have been revised accordingly.

On March 31, 2016, we filed a Certificate of Amendment to our Articles of Incorporation to increase our authorized common stock from 10,000,000 to 30,000,000 shares. Our stockholders approved the amendment at our annual meeting of stockholders held on March 29, 2016.

LIQUIDITY AND GOING CONCERN

The accompanying condensed consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. We have incurred continuing losses from operations and at December 31, 2016 had limited working capital and an accumulated deficit of approximately $92,092,000. These factors, among other matters, raise substantial doubt about our ability to continue as a going concern. A significant amount of additional capital will be necessary to advance the development of our products to the point at which they may become commercially viable. We intend to fund future operations, working capital and other cash requirements for the twelve month period subsequent to December 31, 2016 through additional debt and/or equity financing arrangements.

We are currently addressing our liquidity issue by seeking additional investment capital through issuances of common stock under our existing S-3 registration statement and by applying for grants issued by government agencies in the United States. We believe that our cash on hand and funds expected to be received from additional debt and equity financing arrangements will be sufficient to meet our liquidity needs for the twelve month period ending December 31, 2017. However, no assurance can be given that we will receive any funds in addition to the funds we have received to date (see Note 14).

The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results.

The consolidated financial statements do not include any adjustments related to this uncertainty and as to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

2. LOSS PER COMMON SHARE

Basic loss per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period of computation. The weighted average number of common shares outstanding for the three and nine months ended December 31, 2016 includes 184,500 vested restricted stock units. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued, if such additional common shares were dilutive. Since we had net losses for all periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded as their effect would be antidilutive.

As of December 31, 2016 and 2015, a total of 3,810,642 and 2,764,894 potential common shares, consisting of shares underlying outstanding stock options, warrants, unvested restricted stock units and convertible notes payable were excluded as their inclusion would be antidilutive.

3. RESEARCH AND DEVELOPMENT EXPENSES

Our research and development costs are expensed as incurred. We incurred research and development expenses during the three and nine month periods ended December 31, 2016 and 2015, which are included in various operating expense line items in the accompanying condensed consolidated statements of operations. Our research and development expenses in those periods were as follows:

	December 31,	December 31,
	2016	2015
Three months ended	$178,440	$147,803
Nine months ended	$497,075	$576,191

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4. SIGNIFICANT RECENT ACCOUNTING PRONOUNCEMENTS

During the nine months ended December 31, 2016, we adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2015-03, the new accounting standard on imputation of interest, simplifying the presentation of debt issuance costs. As a result of the adoption of that pronouncement, our deferred financing costs at March 31, 2016 and December 31, 2016 were reclassified from current assets to an offset against our convertible notes.

Management is evaluating significant recent accounting pronouncements that are not yet effective for us, including the new accounting standard on improvements to employee share based payment accounting, ASU 2016-09 (Topic 718), the new accounting standard related to leases, ASU 2016-02 (Topic 842), the new accounting standard for recognition and measurement of financial assets and financial liabilities, ASU 2016-01, the new accounting standard on extraordinary and unusual items on income statements, ASU 2015-01, the new accounting standard related to presentation of financial statements - going concern qualifications, ASU 2014-15, and the new accounting standard on revenue recognition, ASU 2014-09 (Topic 606), and have not yet concluded whether any such pronouncements will have a significant effect on our future consolidated financial statements.

5. CONVERTIBLE NOTES PAYABLE, NET

Convertible Notes Payable, Net consisted of the following at December 31, 2016:

	Principal	Unamortized Discount	Net Amount	Accrued Interest
Convertible Notes Payable, Net – Non-Current Portion:
November 2014 10% Convertible Notes	$662,811	$(330,437)	$332,374	$4,603
December 2016 10% Convertible Notes	680,400	(598,376)	82,024	366
Total Convertible Notes Payable, Net	$1,343,211	$(928,813)	$414,398	$4,969

During the nine months ended December 31, 2016, we recorded interest expense of $47,730 related to the contractual interest rates of our convertible notes, interest expense of $27,641 related to the amortization of deferred financing costs and interest expense of $37,996 related to the amortization of the note discount for a total interest expense of $113,367 related to our convertible notes in the nine months ended December 31, 2016. All of the unamortized discount at December 31, 2016 related to the note discount established upon the second amendment to the November 2014 10% Convertible Notes and to the December 2016 10% Convertible Notes (see below).

Convertible Notes Payable, Net consisted of the following at March 31, 2016 (our most recent fiscal year end):

	Principal	Unamortized Discount	Net Amount	Accrued Interest
Convertible Notes Payable, Net– Non-Current Portion:
November 2014 10% Convertible Notes	$527,780	$(27,641)	$500,139	$74,036
Total Convertible Notes Payable, Net	$527,780	$(27,641)	$500,139	$74,036

The above table shows the retroactive application of $27,641 in note discounts representing the deferred financing costs of that same amount on March 31, 2016 due to the application of related to the application of the new accounting standard ASU 2015-03. All of the unamortized discount at March 31, 2016 related to the deferred financing costs noted above.

During the nine months ended December 31, 2015, we recorded interest expense of $39,584 related to the contractual interest rates of our convertible notes, interest expense of $279,414 related to the amortization of debt discount and interest expense of $81,222 related to the amortization of deferred financing costs for a total interest expense of $400,220 related to our convertible notes in the nine months ended December 31, 2015.

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NOVEMBER 2014 10% CONVERTIBLE NOTES

In November 2014, we entered into a subscription agreement with two accredited investors providing for the issuance and sale of (i) convertible promissory notes in the aggregate principal amount of $527,780 (the “Notes”) and (ii) five year warrants to purchase up to 47,125 shares of common stock at a fixed exercise price of $8.40 per share (the “Warrants”). These Notes bear interest at the annual rate of 10% and originally matured on April 1, 2016.

The aggregate gross cash proceeds to us were $415,000 after subtracting legal fees of $35,000, a $27,780 due diligence fee and an original issuance discount of $50,000. We recorded deferred financing costs of $112,780 to reflect the legal fees, due diligence fee and original issuance discount and will amortize those costs over the life of the Notes using the effective interest method.

These Notes are convertible at the option of the holders into shares of our common stock at a fixed price of $5.60 per share, for up to an aggregate of 94,246 shares of common stock. There are no registration requirements with respect to the shares of common stock underlying the Notes or the Warrants.

The estimated relative fair value of Warrants issued in connection with the Notes was recorded as a debt discount and is amortized as additional interest expense over the term of the underlying debt. We recorded debt discount of $240,133 based on the relative fair value of these Warrants. In addition, as the effective conversion price of the Notes was less than market price of the underlying common stock on the date of issuance, we recorded an additional debt discount of $287,647 related to the beneficial conversion feature.

Initial Amendment of the November 2014 10% Convertible Note Terms

On November 12, 2015, we entered into an amendment of terms (“Amendment of Terms”) with the two investors that participated in the November 2014 10% Convertible Notes. The Amendment of Terms modified the terms of the subscription agreement, Notes and Warrants held by those investors to, among other things, extended the maturity date of the Notes from April 1, 2016 to June 1, 2016, temporarily reduced the number of shares that we must reserve with respect to conversion of the Notes, and temporarily suspended the time period during which one of the investors may exercise its Warrants. In exchange for the investors’ agreements in the Amendment of Terms, we paid one of the investors a cash fee of $90,000, which we recorded as deferred financing costs and amortized over the remaining term of the notes.

Second Amendment and Extension of the November 2014 10% Convertible Notes

On June 27, 2016, we and certain investors entered into further Amendments (the “Amendments”) to the Notes and the Warrants. The Amendments provide that the Maturity Date (as defined in the Notes) was extended from June 1, 2016 to July 1, 2017 and that the conversion price per share of the Notes was reduced from $5.60 per share of common stock to $5.00 per share of common stock. In addition, we reduced the purchase price (as defined in the Warrants) from $8.40 per share to $5.00 per share of common stock. In connection with these modifications, each of the investors signed a Consent and Waiver providing its consent under certain restrictive provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under a Securities Purchase Agreement dated June 23, 2015, (the “2015 SPA”) to which we, the investors and certain other investors are parties, in order to facilitate an at-the-market equity program (see Note 6).

The Amendments also increase the principal amount of the Notes to $692,811 (in the aggregate) to (i) include accrued and unpaid interest through June 15, 2016, and (ii) increase the principal amount by $80,000 (in the aggregate) as an extension fee for the extended maturity date of the Notes. With respect to each Note, we entered into an Allonge to Convertible Promissory Note (each, an “Allonge”) reflecting the changes in the principal amount, Maturity Date and conversion price of the Note.

We also issued to the investors new warrants (the “New Warrants”) to purchase an aggregate of 30,000 shares of common stock with a Purchase Price (as defined in the New Warrants) of $5.00 per share of common stock. We issued the New Warrants in substantially the same form as the prior Warrants, and the New Warrants will expire on November 6, 2019, the same date on which the prior Warrants will expire.

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The modification of the Notes was evaluated under FASB Accounting Standards Codification (“ASC”) Topic No. 470-50-40, “Debt Modification and Extinguishments”. Therefore, according to the guidance, the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. As a result, we recorded a loss on debt extinguishment of $536,889 and recognized an extension fee expense of $80,000, which are included in other (income) expenses in the accompanying condensed consolidated statements of operations. The debt extinguishment is comprised from the fair value of prior warrants issued in connection with the Notes of $287,676, as well as $325,206 related to beneficial conversion feature and offset by debt discount of $75,993. The beneficial conversion feature is a result of the effective conversion price of the new Notes being less than the market price of the underlying common stock on the date of modification.

Third Amendment and Extension of the November 2014 10% Convertible Notes

In connection with the issuance of the December 2016 10% Convertible Notes, the conversion price of the November 2014 10% Convertible Notes was reduced from $5.00 to $4.00 per share and the expiration date of the November 2014 10% Convertible Notes was extended from July 1, 2017 to July 1, 2018.

The modification of the Notes was evaluated under FASB Accounting Standards Codification (“ASC”) Topic No. 470-50-40, “Debt Modification and Extinguishments”. Therefore, according to the guidance, the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. As a result, we recorded a gain on debt extinguishment of $58,691, which is included in other (income) expenses in the accompanying condensed consolidated statements of operations. The recording of the modified Notes resulted in a beneficial conversion of $233,748 which is the result of the effective conversion price of the new Notes being less than the market price of the underlying common stock on the date of modification.

The following table shows the changes to the principal balance of the November 2014 10% Convertible Notes:

Activity in the November 2014 10% Convertible Notes
Initial principal balance	$527,780
Increase in principal balance under the second amendment (see above)	165,031
Conversions during the nine months ended December 31, 2016	(30,000)
Balance as of December 31, 2016	$662,811

DECEMBER 2016 10% CONVERTIBLE NOTES

In December 2016, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with two accredited investors (collectively, the “Holders”), pursuant to which the Holders purchased an aggregate of $680,400 principal amount of Notes (inclusive of due diligence fee of $30,000 deemed paid as a subscription amount in the form of a Note in the principal amount of $32,400) for an aggregate cash subscription amount of $600,000 and (b) warrants to purchase 127,575 shares of Common Stock (collectively, the “Warrants”).

The Notes bear interest at the rate of 10% per annum, and the principal amount and all accrued and unpaid interest thereon is convertible into shares of our common stock at a $4.00 per share conversion price, which is subject to customary adjustment provisions for stock splits, dividends, recapitalizations and the like. The Notes mature on July 1, 2018 and are subject to customary and usual terms for events of default and the like. Each Holder has contractually agreed to restrict its ability to convert its Note such that the number of shares of the Common Stock held by the Holder and its affiliates after such exercise does not exceed 4.99% of our then issued and outstanding shares of Common Stock.

The Warrants issued to the Holders are exercisable for a period of five years from the date of issuance at an exercise price of $4.50, subject to adjustment. A Holder may exercise a Warrant by paying the exercise price in cash or by exercising the Warrant on a cashless basis. In the event a Holder exercises a Warrant on a cashless basis, we will not receive any proceeds. The exercise price of the Warrants is subject to customary adjustments provision for stock splits, stock dividends, recapitalizations and the like. Each Holder has contractually agreed to restrict its ability to exercise its Warrant such that the number of shares of the Common Stock held by the Holder and its affiliates after such exercise does not exceed 4.99% of our then issued and outstanding shares of Common Stock.

The estimated relative fair value of Warrants issued in connection with the Notes was recorded as a debt discount and is being amortized as additional interest expense over the term of the underlying debt. We recorded debt discount of $232,718 based on the relative fair value of these Warrants. In addition, as the effective conversion price of the Notes was less than market price of the underlying common stock on the date of issuance, we recorded an additional debt discount of $262,718 related to the beneficial conversion feature. We also recorded deferred financing costs of $102,940, which was composed of an 8% original issue discount of $50,400, a $30,000 due diligence fee (which was paid in the form of a note), $22,500 in legal fees, and a $40 bank charge. The combination of the above items led to a combined discount against the convertible notes of $598,376.

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6. EQUITY TRANSACTIONS IN THE NINE MONTHS ENDED DECEMBER 31, 2016

Common Stock Sales Agreement with H.C. Wainwright

On June 28, 2016, we entered into a Common Stock Sales Agreement (the “Agreement”) with H.C. Wainwright & Co., LLC (“H.C. Wainwright”) which establishes an at-the-market equity program pursuant to which we may offer and sell shares of our common stock from time to time as set forth in the Agreement. The Agreement provides for the sale of shares of our common stock having an aggregate offering price of up to $12,500,000 (the “Shares”).

Subject to the terms and conditions set forth in the Agreement, H.C. Wainwright will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the Shares from time to time, based upon our instructions. We have provided H.C. Wainwright with customary indemnification rights, and H.C. Wainwright will be entitled to a commission at a fixed rate equal to three percent (3.0%) of the gross proceeds per Share sold. In addition, we have agreed to pay certain expenses incurred by H.C. Wainwright in connection with the Agreement, including up to $50,000 of the fees and disbursements of their counsel. The Agreement will terminate upon the sale of all of the Shares under the Agreement unless terminated earlier by either party as permitted under the Agreement (see Note 14).

Sales of the Shares, if any, under the Agreement shall be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act, including sales made by means of ordinary brokers’ transactions, including on the Nasdaq Capital Market, at market prices or as otherwise agreed with H.C. Wainwright. We have no obligation to sell any of the Shares, and, at any time, we may suspend offers under the Agreement or terminate the Agreement.

In July 2016, we commenced sales of common stock under our Common Stock Sales Agreement with H.C. Wainwright. In the nine months ended December 31, 2016, we raised aggregate net proceeds of $560,865 (net of $17,337 in commissions to H.C. Wainwright and $6,243 in other offering expenses) under this agreement through the sale of 113,268 shares at an average price of $4.95 per share of net proceeds.

Warrant Issuances in July 2016

In July 2016, we issued an aggregate of 2,660 shares of common stock to three investors upon the exercise of previously issued warrants. The warrants were exercised on a cashless or “net” basis. Accordingly, we did not receive any proceeds from such exercises. The cashless exercise of such warrants resulted in the cancellation of previously issued warrants to purchase an aggregate of 19,563 shares of common stock.

Restricted Stock Unit Grants to Directors and Executive Officers

During the nine months ended December 31, 2016, 33,142 Restricted Stock Units (“RSUs”) held by our outside directors were exchanged into the same number of shares of our common stock (see Note 9).

Amendment of Warrants Issued in Conjunction with the November 2014 10% Convertible Notes

Under the Second Amendment and Extension of the November 2014 10% Convertible Notes dated June 27, 2016 (See Note 5), we reduced the purchase price of 47,125 Warrants from $8.40 per share to $5.00 per share.

We also issued to the investors new warrants to purchase an aggregate of 30,000 shares of common stock with a purchase price of $5.00 per share of common stock. We issued the new warrants in substantially the same form as the prior Warrants, and the new warrants will expire on November 6, 2019, the same date on which the prior warrants will expire (See Note 5).

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Amendment of December 2014 Warrants

On June 27, 2016, we and certain investors (the “Unit Investors”) entered into Consent and Waiver and Amendment agreements (the “CWAs”), relating to an aggregate of 264,000 Warrants to Purchase Common Stock (the “Unit Warrants”) we had issued to the Unit Investors on December 2, 2014 pursuant to a Securities Purchase Agreement dated November 26, 2014 (the “2014 SPA”). In the CWAs, each of the Unit Investors provided its consent under certain restrictive provisions, and waived certain rights, including a right to participate in certain offerings made by us, under the 2014 SPA in order to facilitate the at-the-market equity program described above. Pursuant to the CWAs, we reduced the Exercise Price (as defined in the Unit Warrants) from $15.00 per share of common stock to $5.00 per share of common stock. At any time that the shares of common stock underlying the Unit Warrants are covered by an effective registration statement that permits the public resale of the shares, if the Unit Investors exercise the Unit Warrants, they must do so by a cash exercise, which could yield up to $1,320,000 in proceeds to us.

On June 27, 2016, each of the Unit Investors also entered into a Consent and Waiver providing its consent under certain provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under the 2015 SPA in order to facilitate the at-the market equity program described above.

In accordance with applicable GAAP, we measured the change in fair value that arose from the reduction in exercise price and recognized an expense of $345,841, which is included in other (income) expenses in the accompanying condensed consolidated statements of operations.

Warrants Issued in Conjunction with the December 2016 10% Convertible Notes

On December 30, 2016, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with two accredited investors (collectively, the “Holders”), pursuant to which the Purchasers purchased an aggregate of $680,400 principal amount of Notes (inclusive of due diligence fee of $30,000 deemed paid as a subscription amount in the form of a Note in the principal amount of $32,400) for an aggregate cash subscription amount of $600,000 and (b) warrants to purchase 127,575 shares of Common Stock (collectively, the “Warrants”) (See Note 5).

The Warrants issued to the Holders are exercisable for a period of five years from the date of issuance at an exercise price of $4.50, subject to adjustment. A Holder may exercise a Warrant by paying the exercise price in cash or by exercising the Warrant on a cashless basis. In the event a Holder exercises a Warrant on a cashless basis, we will not receive any proceeds. The exercise price of the Warrants is subject to customary adjustments provision for stock splits, stock dividends, recapitalizations and the like. Each Holder has contractually agreed to restrict its ability to exercise its Warrant such that the number of shares of the Common Stock held by the Holder and its affiliates after such exercise does not exceed 4.99% of our then issued and outstanding shares of Common Stock.

The estimated relative fair value of Warrants issued in connection with the Notes was recorded as a debt discount and is amortized as additional interest expense over the term of the underlying debt. We recorded debt discount of $232,718 based on the relative fair value of these Warrants.

7. RELATED PARTY TRANSACTIONS

DUE TO RELATED PARTIES

Historically, certain of our officers and other related parties have advanced us funds, agreed to defer compensation and/or paid expenses on our behalf to cover working capital deficiencies. There were no such related party transactions during the fiscal year ended March 31, 2016 except that we had accrued unpaid Board fees of $86,000 owed to our outside directors as of March 31, 2016. At December 31, 2016, we had unpaid Board fees of $28,250.

8. OTHER CURRENT LIABILITIES

Other current liabilities were comprised of the following items:

	December 31,	March 31,
	2016	2016
Accrued interest	$4,969	$74,038
Other accrued liabilities	18,577	62,657
Total other current liabilities	$23,546	$136,695

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9. STOCK COMPENSATION

The following tables summarize share-based compensation expenses relating to Restricted Stock Units (“RSU”s) and options granted and the effect on basic and diluted loss per common share during the three and nine month periods ended December 31, 2016 and 2015:

	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015	Nine Months Ended December 31, 2016	Nine Months Ended December 31, 2015
Vesting of stock options and restricted stock units	$306,159	$50,711	$1,880,150	$152,133
Total stock-based compensation expense	$306,159	$50,711	$1,880,150	$152,133

Weighted average number of common shares outstanding – basic and diluted	7,927,031	7,616,619	7,768,682	7,318,019

Basic and diluted loss per common share attributable to stock-based compensation expense	$(0.04)	$(0.01)	$(0.24)	$(0.02)

All of the stock-based compensation expense recorded during the nine months ended December 31, 2016 and 2015, which totaled $1,880,150 and $152,133, respectively, is included in payroll and related expense in the accompanying condensed consolidated statements of operations.

We review share-based compensation on a quarterly basis for changes to the estimate of expected award forfeitures based on actual forfeiture experience. The cumulative effect of adjusting the forfeiture rate for all expense amortization is recognized in the period the forfeiture estimate is changed. The effect of forfeiture adjustments for the nine months ended December 31, 2016 was insignificant.

Restricted Stock Unit Grants to Directors and Executive Officers

On August 9, 2016, our Board of Directors (the “Board”) granted RSUs to certain of our officers and directors as set forth below. The RSUs represent the right to be issued on a future date shares of our common stock for vested RSUs. Our Compensation Committee recommended the grants based on a compensation assessment provided by a third-party compensation consulting firm engaged by us that developed a peer group of companies for market assessment and analyzed compensation at such companies.

The consultant recommended beneficial ownership targets, which we previously disclosed in our Proxy Statement filed on February 23, 2016, in connection with our Annual Meeting of Stockholders held on March 29, 2016. In connection with the Annual Meeting, our stockholders approved our Amended 2010 Stock Incentive Plan, which included an increase in the number of shares available for grant under the plan in part to accommodate equity awards recommended by the Compensation Committee, and our stockholders approved our executive compensation as disclosed in the Proxy Statement pursuant to Item 402 paragraphs (m) through (q) of Regulation S-K as shown below:

To Mr. James A. Joyce, an aggregate of 634,000 RSUs valued at $6.28 per share, based on the August 9, 2016 closing price of the common stock. 158,500 of the RSUs are deemed vested upon grant and an additional 39,625 RSUs will vest each quarter beginning on January 1, 2017. This grant is intended to increase Mr. Joyce’s beneficial ownership of our common stock to 9.0%, which target was recommended in 2015 and in June 2016 by the compensation consultant engaged by us. Previously, in 2004, the Board had approved a beneficial ownership target of 15% for Mr. Joyce. However, Mr. Joyce has agreed to the modified target of 9.0%.

To Mr. Rodney S. Kenley, an aggregate of 52,000 RSUs valued at $6.28 per share, based on the August 9, 2016 closing price of the common stock. 13,000 of the RSUs are deemed vested upon grant and an additional 3,250 RSUs will vest each quarter beginning on January 1, 2017.

To Mr. James B. Frakes, an aggregate of 52,000 RSUs valued at $6.28 per share, based on the August 9, 2016 closing price of the common stock. 13,000 of the RSUs are deemed vested upon grant and an additional 3,250 RSUs will vest each quarter beginning on January 1, 2017.

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To each of our non-employee directors, Mr. Franklyn S. Barry, Jr., Mr. Edward G. Broenniman and Dr. Chetan S. Shah, 16,432 RSUs valued at an aggregate of $105,000, based on the average of the closing prices of the common stock for the five trading days preceding and including August 9, 2016. These grants represent (a) $70,000 worth of RSUs representing two years of grants under the amended 2012 Non-Employee Directors Compensation Program (the “2012 Program”) because more than two years have elapsed since Messrs. Barry and Broenniman and Dr. Shah received grants under the program, all of which RSUs are deemed vested upon grant and (b) $35,000 worth of RSUs representing the grant covering the fiscal year ending March 31, 2017, of which one-quarter are deemed vested upon grant and the remaining portion will vest ratably at September 30, 2016, at December 31, 2016 and at March 31, 2017.

The RSUs were granted under our Amended 2010 Stock Incentive Plan and we recorded expense of $1,790,064 in the nine months ended December 31, 2016 related to the RSU grants.

Changes to 2012 Non-Employee Directors Compensation Program

In July 2012, the Board approved the 2012 Program, which modified and superseded the 2005 Directors Compensation Program that had been in effect previously. On June 6, 2014, the Board approved certain changes to the 2012 Program, and on August 9, 2016, the Board approved further modifications to the program. Under the modified 2012 Program, in which only non-employee directors may participate, a new eligible director will receive an initial grant of $50,000 worth of RSUs or, at the discretion of the Board, options to acquire shares of Common Stock. RSUs granted under this provision will be valued based on the average of the closing prices of the Common Stock for the five trading days preceding and including the date of grant and will vest at a rate determined by the Board in its discretion. Options granted under this provision will be valued at the exercise price, which will be based on the average of the closing prices of the Common Stock for the five trading days preceding and including the date of grant. Such options will have a term of ten years and will vest at a rate determined by the Board in its discretion.

At the beginning of each fiscal year, each existing director eligible to participate in the 2012 Program will receive a grant of $35,000 worth of RSUs or, at the discretion of the Board, options to acquire shares of Common Stock. RSUs granted under this provision will be valued based on the average of the closing prices of the Common Stock for the five trading days preceding and including the first day of the fiscal year (or preceding and including the date of grant, if such grant is not made on the first day of the fiscal year) and will vest at a rate determined by the Board in its discretion. Options granted under this provision will be valued at the exercise price, which will be based on the average of the closing prices of the Common Stock for the five trading days preceding and including the first day of the fiscal year (or preceding and including the date of grant, if such grant is not made on the first day of the fiscal year). Such options will have a term of ten years and will vest at a rate determined by the Board in its discretion.

In lieu of per meeting fees, under the 2012 Program eligible directors will receive an annual Board retainer fee of $30,000. The modified 2012 Program also provides for the following annual retainer fees: Audit Committee Chair - $5,000, Compensation Committee chair - $5,000, Nominating Committee Chair - $5,000, Audit Committee member - $4,000, Compensation Committee member - $4,000 and Lead independent director (currently an open position) - $15,000.

The RSU grants and the changes to the 2012 Program were approved and recommended by our Compensation Committee prior to approval by the Board.

RSUs outstanding that have vested and are expected to vest as of December 31, 2016 are as follows:

Number of RSUs
Vested	184,500
Expected to vest	557,604
Total	742,104

During the nine months ended December 31, 2016, 33,142 RSUs held by our outside directors were exchanged into the same number of shares of our common stock. As two of our three outside directors elected to return 40% of their RSU’s in exchange for cash in order to pay their withholding taxes on the share issuances, 12,051 of the RSUs were cancelled and we paid a total of $71,994 in cash to those two outside directors.

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Stock Option Activity

There were no stock option grants during the nine months ended December 31, 2016 or December 31, 2015.

Options outstanding that have vested and are expected to vest as of December 31, 2016 are as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years

Vested	414,547	$11.24	4.55
Expected to vest	17,500	$5.00	6.75
Total	432,047

There was no stock option activity during the nine months ended December 31, 2016 other than the expiration of 6,500 stock options during the period.

On December 31, 2016, our stock options had no intrinsic value since the closing price on that date of $4.20 per share was below the weighted average exercise price of our stock options.

At December 31, 2016, there was approximately $3,203,208 of unrecognized compensation cost related to share-based payments, which is expected to be recognized over a weighted average period of 2.62 years.

10. WARRANTS

During the nine months ended December 31, 2016, we issued warrants in connection with two financing arrangements. The first warrant issuance during the nine month period was the issuance of 30,000 warrants with an exercise price of $5.00 per share in June 2016. Those 30,000 warrants were issued in connection with the Amendment of November 2014 Investment Documents (see Note 6).

The second warrant issuance was the issuance of 127,575 warrants with an exercise price of $4.50 per share in December 2016. Those 127,575 warrants were issued in connection with the issuance of our December 2016 10% Convertible Notes (see Note 6).

A summary of warrant activity during the nine months ended December 31, 2016 is presented below:

	Amount	Range of Exercise Price	Weighted Average Exercise Price
Warrants outstanding at March 31, 2016	2,164,094	$2.10 - $15.00	$6.68
Exercised	(2,660)	$6.25	$6.25
Issued	157,575	$4.60	$4.60
Cancelled/Expired	(43,163)	$6.25	$6.25
Warrants outstanding at December 31, 2016	2,275,846	$2.10 - $15.00	$5.27
Warrants exercisable at December 31, 2016	2,275,846	$2.10 - $15.00	$5.27

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The following outlines the significant weighted average assumptions used to estimate the fair value information presented, with respect to warrants utilizing the Binomial Lattice option pricing models at, and during the nine months ended December 31, 2016:

Risk free interest rate	0.70% - 1.93%
Average expected life	3.5 years – 5 years
Expected volatility	91.5% -- 93.7%
Expected dividends	None

The expected volatility was based on the historic volatility. The expected life of options granted was based on the "simplified method" as described in the SEC's guidance due to changes in the vesting terms and contractual life of current option grants compared to our historical grants.

Based on the above assumptions, we valued the warrants issued during the nine months ended December 31, 2016 as follows:

•	The 30,000 warrants issued in June 2016 were valued at $111,900 and classified that fair value as equity.
•	The 127,575 warrants issued in December 2016 were valued at $380,174 and we classified $232,718 of that fair value as debt discount and the remainder as equity.

11. DARPA CONTRACT AND RELATED REVENUE RECOGNITION

We entered into a contract with the Defense Advanced Research Projects Agency, or DARPA, on September 30, 2011. Under the DARPA award, we have been engaged to develop a therapeutic device to reduce the incidence of sepsis, a fatal bloodstream infection that often results in the death of combat-injured soldiers. The award from DARPA was a fixed-price contract with potential total payments to us of $6,794,389 over the course of five years. Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each year of the contract. Under the terms of the contract, we performed certain incremental work towards the achievement of specific milestones against which we invoiced the government for fixed payment amounts.

Originally, only the base year (year one of the contract) was effective for the parties; however, DARPA subsequently exercised its option on the remaining years of the contract. The milestones were comprised of planning, engineering and clinical targets, the achievement of which in some cases required the participation and contribution of third party participants under the contract. We commenced work under the contract in October 2011.

In February 2014, DARPA reduced the scope of our contract in years three through five of the contract. The reduction in scope focused our research on exosomes, viruses and blood processing instrumentation. This scope reduction reduced the possible payments under the contract by $858,469 over years three through five.

In the nine months ended December 31, 2016, we invoiced the U.S. Government for the final two milestones under our DARPA contract in the aggregate amount of $387,438.

The details of those milestones were as follows:

Milestone 2.6.1.3 - Quantify the degree to which the MERS virus can be extracted from circulation in vitro using miniature Hemopurifiers. The milestone payment was $193,719. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We quantified the degree to which the MERS virus can be extracted from circulation in vitro using miniature Hemopurifiers. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

Milestone 2.6.1.4 – Prepare and present Final Report for DARPA. The milestone payment was $193,719. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We prepared and presented the Final Report for DARPA. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

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In the nine months ended December 31, 2015, we invoiced the U.S. Government for the twenty-fifth, twenty-sixth and twenty-seventh milestones under our DARPA contract in the aggregate amount of $669,292 and received the payments related to those milestones. The details of those milestones were as follows:

Milestone M6 – Define Aethlon’s GMP manufacturing process and revise and upgrade Aethlon’s quality procedures and policies to the current state of the art. The milestone payment was $186,164. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We demonstrated that defined our GMP manufacturing process and that we revised and upgraded our quality procedures and policies to the current state of the art for a company of our size. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

Milestone 2.5.1.1 - Complete Aethlon’s GMP procedure and establish and maintain all GMP documentation for the company. The milestone payment was $186,164. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We demonstrated that we completed our GMP procedures and established and maintained all GMP documentation for the company. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

Milestone 2.5.2.2 – Finish construction and begin delivery of 50 prototype cartridges for testing by the systems integrator. The milestone payment was $296,964. Management considers this milestone to be substantive as it was not dependent on the passage of time nor was it based solely on another party's efforts. We demonstrated that we completed the construction of 50 prototype cartridges and were prepared to deliver the cartridges to the systems integrator. The report was accepted by the contracting officer's representative and the invoice was submitted thereafter.

12. SEGMENTS

We operate our businesses principally through two reportable segments: Aethlon, which represents our therapeutic business activities, and ESI, which represents our diagnostic business activities. Our reportable segments have been determined based on the nature of the potential products being developed. We record discrete financial information for ESI and our chief operating decision maker reviews ESI’s operating results in order to make decisions about resources to be allocated to the ESI segment and to assess its performance.

Aethlon’s revenue is generated primarily from government contracts to date and ESI does not yet have any revenues. We have not included any allocation of corporate overhead to the ESI segment.

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The following tables set forth certain information regarding our segments:

	Nine Months Ended December 31,
	2016	2015
Revenues:
Aethlon	$392,073	$681,907
ESI	–	–
Total Revenues	$392,073	$681,907

Operating Losses:
Aethlon	$(4,478,631)	$(2,916,018)
ESI	(115,443)	(382,442)
Total Operating Loss	$(4,594,074)	$(3,298,460)

Net Losses:
Aethlon	$(5,497,978)	$(3,318,855)
ESI	(115,443)	(382,442)
Net Loss Before Non-Controlling Interests	$(5,613,421)	$(3,701,297)

Cash:
Aethlon	$625,531	$3,221,006
ESI	3,084	29,891
Total Cash	$628,615	$3,250,897

Total Assets:
Aethlon	$752,578	$3,514,098
ESI	37,019	78,765
Total Assets	$789,597	$3,592,863

Capital Expenditures:
Aethlon	$2,961	$9,307
ESI	–	–
Capital Expenditures	$2,961	$9,307

Depreciation and Amortization:
Aethlon	$16,322	$13,902
ESI	10,043	14,685
Total Depreciation and Amortization	$26,365	$28,587

Interest Expense:
Aethlon	$(115,308)	$(402,837)
ESI	–	–
Total Interest Expense	$(115,308)	$(402,837)

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13. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

We currently rent approximately 2,600 square feet of executive office space at 9635 Granite Ridge Drive, Suite 100, San Diego, CA 92123 at the rate of $6,054 per month on a four-year lease that expires in January 2019. We also rent approximately 1,700 square feet of laboratory space at 11585 Sorrento Valley Road, Suite 109, San Diego, California 92121 at the rate of $4,394 per month on a one-year lease that was extended to an expiration date of November 30, 2017.

ESI previously rented approximately 2,055 square feet of office and laboratory space at 11 Deer Park Drive, South Brunswick, NJ at the rate of $3,917 per month on a one-year lease that expired in October 2015. In October 2015, ESI relocated to a different suite at the same office complex. That new suite was comprised of approximately 541 square feet of office and laboratory space and is located at 9 Deer Park Drive, South Brunswick, NJ at the rate of $1,352 per month under a month to month lease basis. In January 2016, we exercised our 30-day notice to terminate the ESI lease in New Jersey as part of a consolidation of our laboratory operations in San Diego and the ESI lease was terminated effective February 29, 2016.

Rent expense, which is included in general and administrative expenses, approximated $114,000 and $113,000 for the nine month periods ended December 31, 2016 and 2015, respectively.

LEGAL MATTERS

From time to time, claims are made against us in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities.

The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods. We are not presently a party to any pending or threatened legal proceedings.

14. SUBSEQUENT EVENTS

Management has evaluated events subsequent to December 31, 2016 through the date that the accompanying condensed consolidated financial statements were filed with the Securities and Exchange Commission for transactions and other events which may require adjustment of and/or disclosure in such financial statements.

Subsequent to December 31, 2016, we continued selling common stock under our Common Stock Sales Agreement with H.C. Wainwright (see Note 6). Between the period of January 1, 2017 through February 10, 2017, we raised net proceeds of $256,226 (after deducting $7,967 in commissions to H.C. Wainwright and $1,463 in other offering expenses) utilizing the sales agreement through the sale of 64,395 shares at an average price of $3.98 per share of net proceeds.

In January 2017, 184,500 RSUs held by our executives were exchanged into the same number of shares of our common stock. As our executives elected to return a portion of their RSU’s in exchange for the Company paying the related withholding taxes on the share issuance, 70,787 of the RSUs were cancelled and we issued a net 113,713 shares to our executives.

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ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion of our financial condition and results of operations should be read in conjunction with, and is qualified in its entirety by, the condensed consolidated financial statements and notes thereto included in Item 1 in this Quarterly Report on Form 10-Q. This item contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements.

FORWARD LOOKING STATEMENTS

All statements, other than statements of historical fact, included in this Form 10-Q are, or may be deemed to be, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act"), and Section 21E of the Exchange Act. Such forward-looking statements involve assumptions, known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Aethlon Medical, Inc. ("we" or "us") to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements contained in this Form 10-Q. Such potential risks and uncertainties include, without limitation, completion of our capital-raising activities, U.S. Food and Drug Administration, or FDA, approval of our products, other regulations, patent protection of our proprietary technology, product liability exposure, uncertainty of market acceptance, competition, technological change, and other risk factors detailed herein and in other of our filings with the Securities and Exchange Commission (the “Commission”). The forward-looking statements are made as of the date of this Form 10-Q, and we assume no obligation to update the forward-looking statements, or to update the reasons actual results could differ from those projected in such forward-looking statements.

Overview

We are a medical device company focused on creating innovative devices that address unmet medical needs in cancer, infectious disease and other life-threatening conditions. At the core of our developments is the Aethlon ADAPT™ (Adaptive Dialysis-Like Affinity Platform Technology) system, a medical device platform that converges single or multiple affinity drug agents with advanced plasma membrane technology to create therapeutic filtration devices that selectively remove harmful particles from the entire circulatory system without loss of essential blood components.

In June 2013, the FDA approved our investigational device exemption application to initiate a ten-patient human clinical trial in one location in the U.S. to treat dialysis patients who are infected with the Hepatitis C virus. The principal investigator of that clinical trial recently began recruiting patients. Successful outcomes of that human trial as well as at least one follow-on human trial will be required by the FDA in order to commercialize our products in the U.S. The regulatory agencies of certain foreign countries where we intend to sell this device will also require one or more human clinical trials.

Some of our patents may expire before we receive FDA approval to market our products in the U.S. or we receive approval to market our products in a foreign country. However, we believe that certain patent applications and/or other patents issued more recently will help protect the proprietary nature of the Hemopurifier treatment technology.

Through Exosome Sciences, Inc. (ESI), our majority-owned subsidiary, we are also studying potential diagnostic techniques for identifying and monitoring neurological conditions and cancer. We consolidate ESI’s activities in our consolidated financial statements.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AEMD.”

On February 1, 2017, we received a written notification from the Nasdaq Stock Market LLC that we have not met the minimum of $35,000,000 in Market Value of Listed Securities (“MVLS”) for the last 30 consecutive business days (from December 15, 2016-January 31, 2017) as set forth in Listing Rule 5550(b)(2).

The notification does not result in the immediate delisting of our common stock, and our common stock will continue to trade on the Nasdaq Capital Market. We have been provided with a 180 calendar day period (by July 31, 2017) in which to gain compliance by closing with an MVLS of at least $35,000,000 for any 10 consecutive business days during that period, and this matter would then be automatically closed.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act and must file reports, proxy statements and other information with the Commission. The reports, information statements and other information we file with the Commission can be inspected and copied at the Commission Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, like us, which file electronically with the Commission. Our headquarters are located at 9635 Granite Ridge Drive, Suite 100, San Diego, CA 92123. Our phone number at that address is (858) 459-7800. Our Web site is http://www.aethlonmedical.com.

RESULTS OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 2016 COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 2015

Revenues

We recorded government contract revenue in the three months ended December 31, 2015. We had no revenue in the three months ended December 31, 2016. This revenue in the 2015 period arose from work performed under our government contract with the Defense Advanced Research Projects Agency, or DARPA, and our subcontract with Battelle Memorial Institute as follows:

	Three Months Ended 12/31/16	Three Months Ended 12/31/15	Change in Dollars
DARPA Contract	$–	$296,964	$(296,964)
Battelle Subcontract	–	4,069	(4,069)
Total Government Contract Revenue	$–	$301,033	$(301,033)

DARPA Contract

We entered into a contract with DARPA on September 30, 2011. Under the DARPA award, we have been engaged to develop a therapeutic device to reduce the incidence of sepsis, a fatal bloodstream infection that often results in the death of combat-injured soldiers. The award from DARPA was a fixed-price contract with potential total payments to us of $6,794,389 over the course of five years. Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each year of the contract. Under the terms of the contract, we performed certain incremental work towards the achievement of specific milestones against which we invoiced the government for fixed payment amounts.

Originally, only the base year (year one of the contract) was effective for the parties; however, DARPA subsequently exercised its option on the remaining years of the contract. The milestones were comprised of planning, engineering and clinical targets, the achievement of which in some cases required the participation and contribution of third party participants under the contract. We commenced work under the contract in October 2011.

In February 2014, DARPA reduced the scope of our contract in years three through five of the contract. The reduction in scope focused our research on exosomes, viruses and blood processing instrumentation. This scope reduction reduced the possible payments under the contract by $858,469 over years three through five.

In the three months ended December 31, 2015, we invoiced the U.S. Government for the twenty-seventh milestone under our DARPA contract in the amount of $296,964 and received that payment on that milestone. During the three months ended December 31, 2016 we did not invoice DARPA for any milestones as we had completed the contract.

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Operating Expenses

Consolidated operating expenses for the three months ended December 31, 2016 were $1,235,546 in comparison with $1,385,163 for the comparable quarter a year ago. This decrease of $149,617, or 10.8%, was due to a reduction in general and administrative expenses of $199,630, which was partially offset by increases in professional fees of $29,046 and in payroll and related expenses of $20,967.

The $199,630 decrease in general and administrative expenses was the result of decreases of $173,303 in our non-DARPA-related general and administrative expenses, of $16,512 in our DARPA-related general and administrative expenses and of $9,815 in our general and administrative expenses at ESI.

The $29,046 increase in our professional fees was primarily due to an increase in our non-DARPA-related professional fees of $48,637, which was partially offset by decreases in our DARPA-related professional fees of $17,175 and in our professional fees at ESI of $2,416. The $48,637 increase in our non-DARPA-related professional fees was primarily due to a $34,421 increase in our public relations fees, a $32,176 increase in scientific consulting fees, a $21,421 increase in business development expenses, and a $7,644 increase in our accounting fees, which were partially offset by a $41,323 decrease in investment relations fees and a $5,252 decrease in legal fees.

The $20,967 increase in payroll and related expenses was due to a $255,448 increase in stock-based compensation, which was partially offset by a $234,481 decrease in cash-based compensation. The increase in stock-based compensation was the result of the RSU grants to our officers and directors in August 2016.

Other (Income) Expense

Other (income) expense in the three months ended December 31, 2016 consisted of interest expense and a gain on debt extinguishment of $58,691 (See Note 5). Other (income) expense in the three months ended December 31, 2015 consisted of interest expense only. Interest expense was $36,565 for the three months ended December 31, 2016 compared to $148,887 in the corresponding prior period, a decrease of $112,322. The various components of our interest expense are shown in the following table:

	Three Months	Three Months
	12/31/16	12/31/15	Change
Interest Expense	$17,567	$13,968	$3,599
Amortization of Deferred Financing Costs	–	41,781	(41,781)
Amortization of Note Discounts	18,998	93,138	(74,140)
Total Interest Expense	$36,565	$148,887	$(112,322)

As noted in the above table, the most significant factor in the $112,322 decrease in interest expense was the $74,140 decrease in the amortization of note discounts, which related to the amortization against the discount on the convertible notes that we issued in November 2014. Other smaller factors in the change in our total interest were a $41,781 decrease in the amortization of deferred financing costs and a $3,599 increase in our contractual interest expense.

Net Loss

As a result of the changes in revenues and expenses noted above, our net loss before noncontrolling interests decreased from approximately $1,233,000 in the quarter ended December 31, 2015 to approximately $1,213,000 for the quarter ended December 31, 2016.

Basic and diluted loss attributable to common stockholders was ($0.15) for the three month period ended December 31, 2016 and ($0.16) for the three month period ended December 31, 2015.

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NINE MONTHS ENDED DECEMBER 31, 2016 COMPARED TO THE NINE MONTHS ENDED DECEMBER 31, 2015

Revenues

We recorded government contract revenue in the nine months ended December 31, 2016 and 2015. This revenue arose from work performed under our government contract with the Defense Advanced Research Projects Agency, or DARPA, and our subcontract with Battelle Memorial Institute as follows:

	Nine Months Ended 12/31/16	Nine Months Ended 12/31/15	Change in Dollars
DARPA Contract	$387,438	$669,292	$(281,854)
Battelle Subcontract	4,635	12,615	(7,980)
Total Government Contract Revenue	$392,073	$681,907	$(289,834)

DARPA Contract

We entered into a contract with DARPA on September 30, 2011. Under the DARPA award, we have been engaged to develop a therapeutic device to reduce the incidence of sepsis, a fatal bloodstream infection that often results in the death of combat-injured soldiers. The award from DARPA was a fixed-price contract with potential total payments to us of $6,794,389 over the course of five years. Fixed price contracts require the achievement of multiple, incremental milestones to receive the full award during each year of the contract. Under the terms of the contract, we performed certain incremental work towards the achievement of specific milestones against which we invoiced the government for fixed payment amounts.

Originally, only the base year (year one of the contract) was effective for the parties; however, DARPA subsequently exercised its option on the remaining years of the contract. The milestones were comprised of planning, engineering and clinical targets, the achievement of which in some cases required the participation and contribution of third party participants under the contract. We commenced work under the contract in October 2011.

In February 2014, DARPA reduced the scope of our contract in years three through five of the contract. The reduction in scope focused our research on exosomes, viruses and blood processing instrumentation. This scope reduction reduced the possible payments under the contract by $858,469 over years three through five.

In the nine months ended December 31, 2016, we invoiced the U.S. Government for the final two milestones under our DARPA contract in the aggregate amount of $387,438. In the nine months ended December 31, 2015, we invoiced the U.S. Government for the twenty-fifth, twenty-sixth and twenty-seventh milestones under our DARPA contract in the amount of $372,328 and received payments on those invoices.

Operating Expenses

Consolidated operating expenses for the nine months ended December 31, 2016 were $4,986,147 in comparison with $3,980,367 for the comparable period a year ago. This increase of $1,005,780, or 25.3%, was due to increases in payroll and related expenses of $1,123,079 and in professional fees of $180,344, which were partially offset by a decrease in general and administrative expenses of $297,643.

The $1,123,079 increase in payroll and related expenses was primarily due to a $1,728,017 increase in stock-based compensation, which was partially offset by a $604,938 decrease in cash-based compensation. The increase in stock-based compensation was due to the RSU grants to our officers and directors in August 2016.

The $180,344 increase in our professional fees was primarily due to an increase in our non-DARPA-related professional fees of $250,751, which was partially offset by a reduction in our DARPA-related professional fees of $63,073 and in our professional fees at ESI of $7,334. The $250,751 increase in our non-DARPA-related professional fees was due to a $193,100 increase in scientific consulting fees, a $106,421 increase in business development expenses, and a $40,363 increase in our public relations fees, which were partially offset by a decreases of $32,265 in accounting fees and $25,205 in legal fees.

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The $297,643 decrease in general and administrative expenses was primarily due to decreases of $276,523 in our non-DARPA-related general and administrative expenses and of $59,188 in the general and administrative expenses at ESI, which were partially offset by an increase of $38,068 in our DARPA-related general and administrative expenses.

Other (Income) Expense

Other (income) expense during the nine months ended December 31, 2016 and 2015 consisted primarily of losses on debt extinguishment, warrant repricing expense and interest expense. Other (income) expense for the nine months ended December 31, 2016 was other expense of $1,019,347 in comparison with other expense of $402,837 for the nine months ended December 31, 2015.

The following table breaks out the various components of our other expense for both periods:

	Nine Months Ended	Nine Months Ended
	12/31/16	12/31/15	Change
Loss on Debt Extinguishment	$558,198	$–	$558,198
Loss on Warrant Repricing	345,841	–	345,841
Interest Expense	115,308	402,837	(287,529)
Total Other Expense	$1,019,347	$402,837	$616,510

Loss on Debt Extinguishment

Our aggregate loss on debt extinguishment for the nine months ended December 31, 2016 arose from a $616,889 loss associated with the June 2016 amendments to our November 2014 convertible notes coupled with a gain on debt extinguishment of $58,691- see below.

June 2016 Amendments - This loss on debt extinguishment arose from the Amendments (the “Amendments”) to our November 2014 convertible notes The Amendments provided that the maturity date of the notes was extended from June 1, 2016 to July 1, 2017 and that the conversion price was reduced from $5.60 per share of common stock to $5.00 per share of common stock. In addition, we reduced the purchase price of warrants issued in connection with the notes from $8.40 per share to $5.00 per share. In connection with these modifications, each of the Investors signed a consent and waiver providing its consent under certain restrictive provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under a securities purchase agreement dated June 23, 2015, (the “2015 SPA”) to which we, the Investors and certain other investors are parties, in order to facilitate an at-the-market equity program described in the liquidity and capital resources section of this report below. This loss also included an $80,000 fee to extend the November 2014 convertible notes from June 1, 2016 to July 1, 2017. The $80,000 amount was not a cash payment but rather was added to the principal of the notes.

December 2016 Financing - In connection with the issuance of the December 2016 10% Convertible Notes, the conversion price of the November 2014 10% Convertible Notes was reduced from $5.00 to $4.00 per share and the expiration date of the November 2014 10% Convertible Notes was extended from July 1, 2017 to July 1, 2018.

The modification of the Notes was evaluated under FASB Accounting Standards Codification (“ASC”) Topic No. 470-50-40, “Debt Modification and Extinguishments”. Therefore, according to the guidance, the instruments were determined to be substantially different, and the transaction qualified for extinguishment accounting. As a result, we recorded a gain on debt extinguishment of $58,691, which is included in other (income) expenses in the accompanying condensed consolidated statements of operations. The recording of the modified Notes resulted in a beneficial conversion of $233,748 which is the result of the effective conversion price of the new Notes being less than the market price of the underlying common stock on the date of modification.

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Loss on Warrant Repricing

On June 27, 2016, we and certain investors (the “Unit Investors”) entered into Consent and Waiver and Amendment agreements (the “CWAs”), relating to an aggregate of 264,000 Warrants to Purchase Common Stock (the “Unit Warrants”) we had issued to the Unit Investors on December 2, 2014 pursuant to a Securities Purchase Agreement dated November 26, 2014 (the “2014 SPA”). In the CWAs, each of the Unit Investors provided its consent under certain restrictive provisions, and waived certain rights, including a right to participate in certain offerings made by us, under the 2014 SPA in order to facilitate the at-the-market equity program described in the notes to the Financial Statements. Pursuant to the CWAs, we reduced the Exercise Price (as defined in the Unit Warrants) from $15.00 per share of common stock to $5.00 per share of common stock.

On June 27, 2016, each of the Unit Investors also entered into a Consent and Waiver providing its consent under certain provisions, and waiving certain rights, including a right to participate in certain offerings made by us, under the 2015 SPA in order to facilitate the at-the market equity program described in the notes to the Financial Statements.

We measured the change in fair value that arose from the reduction in exercise price from $15.00 to $5.00 and recorded a charge of $345,841 to our other expense to reflect this change.

Interest Expense

Interest expense was $115,308 for the nine months ended December 31, 2016 compared to $402,837 in the corresponding prior period, a decrease of $287,529. The various components of our interest expense are shown in the following table:

	Nine Months Ended	Nine Months Ended
	12/31/16	12/31/15	Change
Interest Expense	$49,671	$42,201	$7,470
Amortization of Deferred Financing Costs	27,641	81,222	(53,581)
Amortization of Note Discounts	37,996	279,414	(241,418)
Total Interest Expense	$115,308	$402,837	$(287,529)

As noted in the above table, the most significant factor in the $287,529 decrease in interest expense was the $241,418 decrease in the amortization of note discounts, which related to the amortization against the discount on the convertible notes that we issued in November 2014. Other smaller factors in the change in our total interest were a $53,581 decrease in the amortization of deferred financing costs and a $7,470 increase in our contractual interest expense.

Net Loss

As a result of the changes in revenues and expenses noted above, our net loss before noncontrolling interests increased from approximately $3,701,000 in the nine month period ended December 31, 2015 to approximately $5,613,000 for the nine month period ended December 31, 2016.

Basic and diluted loss attributable to common stockholders were ($0.72) for the nine month period ended December 31, 2016 compared to ($0.50) for the period ended December 31, 2015.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2016, we had a cash balance of $628,615 and working capital of $286,939. This compares to a cash balance of $2,123,737 and working capital of $1,849,891 at March 31, 2016.

Significant additional financing must be obtained in order to provide a sufficient source of operating capital and to allow us to continue to operate as a going concern. In addition, we will need to raise capital to complete the approved human clinical trial in the U.S. We anticipate the primary sources of this additional financing will be from proceeds of our at-the-market offering program, from registered direct equity placements off of our S-3 registration statement and from convertible debt financing.

We raised net proceeds of $577,460 from a convertible note financing in December 2016 and over the nine months ended December 31, 2016, we have raised net proceeds of $554,306 from our ATM financing facility.

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We raised $5,591,988 in net proceeds from a financing in June 2015. That amount, coupled with previously existing funds on hand and revenues from our government contracts, has financed our operations through the second quarter of the fiscal year ending March 31, 2017. However, we will require significant additional financing to complete the current and expected additional future clinical trials in the U.S., as well as fund all of our continued research and development activities for the Hemopurifier and products on our Aethlon ADAPT platform through the twelve month period ending December 31, 2017. In addition, as we expand our activities, our overhead costs to support personnel, laboratory materials and infrastructure will increase. Should the financing we require to sustain our working capital needs be unavailable to us on reasonable terms, if at all, when we require it, we may be unable to support our research and U.S. Food and Drug Administration, or FDA, clearance activities including our planned clinical trials. The failure to implement our research and clearance activities would have a material adverse effect on our ability to commercialize our products.

Future capital requirements will depend upon many factors, including progress with pre-clinical testing and clinical trials, the number and breadth of our clinical programs, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the time and costs involved in obtaining regulatory approvals, any continued delays in completing our clinical trials, competing technological and market developments, as well as our ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements. We expect to continue to incur increasing negative cash flows and net losses for the foreseeable future.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. We have incurred continuing losses from operations and at December 31, 2016 had limited working capital and an accumulated deficit of approximately $92,092,000. These factors, among other matters, raise substantial doubt about our ability to continue as a going concern. A significant amount of additional capital will be necessary to advance the development of our products to the point at which they may become commercially viable. We intend to fund operations, working capital and other cash requirements for the twelve month period ending December 31, 2017 through debt and/or equity financing arrangements.

We are currently addressing our liquidity issue by seeking additional investment capital through issuances of common stock under our existing S-3 registration statement and by applying for additional grants issued by government agencies in the United States. We believe that our cash on hand and funds expected to be received from additional debt and equity financing arrangements will be sufficient to meet our liquidity needs for fiscal 2017. However, no assurance can be given that we will receive any funds in addition to the funds we have received to date (see Note 14).

In July 2016, we commenced sales of common stock under our Common Stock Sales Agreement with H.C. Wainwright. We raised $554,306 under that sales agreement through December 31, 2016 (after deducting $17,337 in commissions to H.C. Wainwright and $6,243 in other offering expenses) through the sale of 113,268 shares at an average price of $4.89 per share of net proceeds. Subsequent to December 31, 2016, we continued selling common stock under our Common Stock Sales Agreement with H.C. Wainwright (see Note 6). Between the period of January 1, 2017 through February 10, 2016, we raised net proceeds of $256,226 (after deducting $7,967 in commissions to H.C. Wainwright and $1,463 in other offering expenses) utilizing the sales agreement through the sale of 64,395 shares at an average price of $3.98 per share of net proceeds.

The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results.

The consolidated financial statements do not include any adjustments related to this uncertainty and as to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

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Cash Flows

Cash flows from operating, investing and financing activities, as reflected in the accompanying Condensed Consolidated Statements of Cash Flows, are summarized as follows:

	(In thousands) For the nine months ended
	December 31, 2016	December 31, 2015
Cash (used in) provided by:
Operating activities	$(2,552)	$(3,202)
Investing activities	(3)	(9)
Financing activities	1,060	5,606
Net (decrease) increase in cash	$(1,495)	$2,395

NET CASH USED IN OPERATING ACTIVITIES. We used cash in our operating activities due to our losses from operations. Net cash used in operating activities was approximately $2,552,000 in the nine months ended December 31, 2016 compared to $3,202,000 in the nine months ended December 31, 2015, a decrease of $650,000.

NET CASH USED IN INVESTING ACTIVITIES. We used approximately $3,000 of cash to purchase office equipment and fixtures in the nine months ended December 31, 2016 compared to approximately $9,000 in the nine months ended December 31, 2015.

NET CASH FROM FINANCING ACTIVITIES. In the nine months ended December 31, 2015 we raised approximately $5,606,000 through the sale of common stock. In the nine months ended December 31, 2016, we raised approximately $557,000 through the sale of convertible notes and approximately $554,000 through the sale of common stock, which was partially offset by approximately $72,000 in cash paid for tax withholding on vested rights, for total cash provided by financing activities of approximately $1,060,000.

At the date of this filing, we plan to invest significantly into purchases of our raw materials and into our contract manufacturing arrangement subject to successfully raising additional capital.

CRITICAL ACCOUNTING POLICIES

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of expenses during the reporting period. On an ongoing basis, we evaluate estimates and assumptions based upon historical experience and various other factors and circumstances. We believe our estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates under different future conditions.

We believe that the estimates and assumptions that are most important to the portrayal of our financial condition and results of operations, in that they require the most difficult, subjective or complex judgments, form the basis for the accounting policies deemed to be most critical to us. These critical accounting policies relate to revenue recognition, measurement of stock purchase warrants issued with notes payable, beneficial conversion feature of convertible notes payable, impairment of intangible assets and long lived assets, stock compensation, and the classification of warrant obligations, and evaluation of contingencies. We believe estimates and assumptions related to these critical accounting policies are appropriate under the circumstances; however, should future events or occurrences result in unanticipated consequences, there could be a material impact on our future financial condition or results of operations.

There have been no changes to our critical accounting policies as disclosed in our Form 10-K for the year ended March 31, 2016.

OFF-BALANCE SHEET ARRANGEMENTS

We have no obligations required to be disclosed herein as off-balance sheet arrangements.

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ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

As a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this item.

ITEM 4. CONTROLS AND PROCEDURES.

DISCLOSURE CONTROLS AND PROCEDURES

Under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report.

Based on such evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of the end of such period, our disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by us in the reports that we file or submit under the Exchange Act and are effective in ensuring that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

There have been no changes in our internal control over financial reporting during the last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

From time to time, claims are made against us in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities.

The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods. We are not presently a party to any pending or threatened legal proceedings.

ITEM 1A. RISK FACTORS.

As a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this item.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

During the quarter ended December 31, 2016 and subsequent thereto through the date of filing this report, we issued the following securities which were not registered under the Securities Act of 1933, as amended. We did not employ any form of general solicitation or advertising in connection with the offer and sale of the securities described below. In addition, we believe the purchasers are “accredited investors” for the purpose of Rule 501 promulgated under the Securities Act. For these reasons, among others, the offer and sale of the following securities were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated by the Commission under the Securities Act.

In December 2016, we entered into a securities purchase agreement with two accredited investors (collectively, the “Holders”), pursuant to which the Holders purchased an aggregate of $680,400 principal amount of notes (inclusive of due diligence fee of $30,000 deemed paid as a subscription amount in the form of a note in the principal amount of $32,400) for an aggregate cash subscription amount of $600,000, convertible into our common stock at a price of $4.00 per share and (b) warrants to purchase 127,575 shares of common stock.

In December 31, 2016, we issued an aggregate of 3,010 shares of common stock to our three outside directors in settlement of an aggregate of 3,010 restricted stock units, or RSUs, previously granted to them, which RSUs vested on that same date of December 31, 2016.

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ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

We have no disclosure applicable to this item.

ITEM 4. MINE SAFETY DISCLOSURES.

We have no disclosure applicable to this item.

ITEM 5. OTHER INFORMATION.

We have no disclosure applicable to this item.

ITEM 6. EXHIBITS.

(a) Exhibits. The following documents are filed as part of this report:

3.1	Articles of Incorporation of Aethlon Medical, Inc., as amended (1)

3.2	Bylaws of Aethlon Medical, Inc., as amended (2)

10.1	Form of Securities Purchase Agreement*

10.2	Form of Note*

10.3	Form of Warrant*

31.1	Certification of Principal Executive Officer pursuant to Securities Exchange Act rules 13a- 14(a) and 15d-14(a) as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002*

31.2	Certification of Principal Financial Officer pursuant to Securities Exchange Act rules 13a- 14(a) and 15d-14(a) as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002*

32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002*

32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002*

101	Interactive Data Files*

	101.INS	XBRL Instance Document

	101.SCH	XBRL Schema Document

	101.CAL	XBRL Calculation Linkbase Document

	101.DEF	XBRL Definition Linkbase Document

	101.LAB	XBRL Label Linkbase Document

	101.PRE	XBRL Presentation Linkbase Document

* Filed herewith.

(1)	Filed with the Company’s Registration Statement on Form S-3 (File No. 333-211151) filed on May 5, 2016 and incorporated by reference.
(2)	Filed with the Company’s Annual Report on Form 10-K filed on June 26, 2015 for the year ended March 31, 2015 and incorporated by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AETHLON MEDICAL, INC.

Date: February 10, 2017	By:	/s/ JAMES B. FRAKES
JAMES B. FRAKES
CHIEF FINANCIAL OFFICER
CHIEF ACCOUNTING OFFICER

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